Exhibit 10.1

RESIGNATION AND CONSULTING AGREEMENT, GENERAL RELEASE, AND
NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

THIS RESIGNATION AND CONSULTING  AGREEMENT, GENERAL RELEASE, AND NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT ("Agreement") is made and entered into on April 28, 2017 (“Effective Date”) between Celadon  Group, Inc., located at One Celadon Drive, 9503 E. 33rd Street, Indianapolis, IN 46235 (the “Company” or “Celadon”) and William Eric Meek at 7494 Rex Ridge Rd., New Palestine, IN 46163 (hereinafter "Meek") (Celadon and Meek are individually also referred to herein as a “Party” and collectively referred to as the “Parties”).

WHEREAS, Meek was employed by Celadon as its President and Chief Operating Officer;

WHEREAS, Meek’s resignation of his employment with Celadon is due to his desire to pursue other business interests;

WHEREAS, Meek and Celadon have reached a mutual agreement on the terms and conditions related to his resignation from the Company; and

WHEREAS, Celadon desires to secure the continuing assistance and cooperation of Meek in a consulting role on an as needed basis during the ten (10) month period succeeding the Resignation Date (the “Consulting Period”), and Meek has agreed to provide such consulting services.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:

1.          Resignation of Employment.  Meek’s employment with Celadon will end on April 28, 2017 (the “Resignation Date”).  In response to any inquiries directed to Celadon with respect to Meek’s employment with the Company, Celadon will respond to any such inquiry or request for job reference concerning Meek by stating that his resignation was due to his desire to pursue other business interests.

2.          Meek’s General Release.  In consideration of the promises set forth in this Agreement and other good and valuable consideration, Meek hereby irrevocably and unconditionally releases, acquits, and forever discharges Celadon, its subsidiaries, affiliates, and divisions, as well as each of their respective officers, directors, employees, shareholders, members, and agents (Celadon,  its subsidiaries, affiliates, and divisions, and their respective officers, directors, employees, and agents being collectively referred to herein as the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including but not limited to those claims arising out of Meek’s employment with the Company or the resignation of his employment with Celadon, including, without limitation of the foregoing general terms, any and all claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended;  the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act;  the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Civil Rights Act of 1866; the Indiana Civil Rights Act; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of breach of contract or implied covenant, deprivation of equity interest, shareholder rights, conversion, defamation, retaliation, wrongful or constructive discharge, fraud, misrepresentation, promissory estoppel, or intentional and/or negligent infliction of emotional distress, ("Claim" or "Claims"), which Meek now has, owns, or holds, or claims to have, own, or hold, or which  Meek had, owned, or held, or claimed to own at any time before execution of this Agreement, against any or all of the Releasees.  Notwithstanding the foregoing, Meek reserves all rights to enforce the terms of this Agreement and his rights to continue health insurance coverage as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and Meek shall receive his accrued wages and benefits through the Resignation Date.

3.          Covenant Not to Sue.  Meek covenants and agrees that he has not filed any charges, complaints, lawsuits, claims, or other proceedings against Celadon with the Equal Employment Opportunity Commission (“EEOC”), the Indiana Civil Rights Commission (“ICRC”), or with any other local, state, or federal court, arbitral tribunal, or agency. Meek covenants not to sue, commence, or maintain any state or federal court action, arbitral proceeding, or any administrative proceeding before the Indiana Department of Labor, the United States Department of Labor, or the National Labor Relations Board against Celadon, related in any way to Meek’s employment with Celadon or the resignation of his employment with the Company.  In further consideration of the promises contained in this Agreement, Meek agrees that he will never institute a legal or equitable action in any state or federal court against the Company, with respect to the matters herein resolved and settled, except to enforce the terms of this Agreement.  Meek hereby unequivocally and without reservation waives his right to recover either monetary damages or equitable relief in any proceeding that results from any charge he, or any person acting on his behalf, has filed, or will file, with either the EEOC, the ICRC, or any local human rights or equal opportunity commission against any of the Releasees, or from any proceeding that the EEOC or the ICRC has brought, or will bring, on his behalf against any of the Releasees.  This waiver applies to all proceedings instituted with the EEOC and/or the ICRC, or by either of these agencies in other forums, based upon currently existing facts, whether such facts are currently known or unknown to Meek, the EEOC, or the ICRC.  To the extent allowed by the federal civil rights laws, Meek intends to extinguish with this Agreement any and all claims, known or unknown, that he may have against the Company.

4.          Meek’s Consultation Payment.  As consideration for this Agreement, subject to Meek’s compliance to the terms hereof, the Company agrees that it will pay Meek Two Hundred Thousand Dollars and No Cents ($200,000), which will be paid over ten (10) equal consecutive monthly payments of Twenty Thousand Dollars and No Cents ($20,000.00) with the first payment being made on May 15, 2017 (the “Consultation Payments”). Meek will be entitled to receive accrued salary through the payroll period ended April 28, 2017, and to be paid for all accrued and unused vacation as of the date of this Agreement.  The amounts to be paid to Meek pursuant to this Section 4 constitute the total amount that Meek will be paid as a result of his resignation of employment and ongoing Consulting Services (“Consulting Services”) with the Company and this amount is to compensate Meek for all amounts that are due or that otherwise may be due from the Company, including, but not limited to, wages, vacation pay, bonuses, severance pay, benefits, interest and any other amounts that may heretofore have accrued or will accrue in the future but for this Agreement, except for accrued wages through the Resignation Date.  Meek further understands and agrees that the Consultation Payments constitute consideration to which he would not otherwise be entitled but for his execution of this Agreement. It is understood that Meek is an independent contractor and the Company shall report the Consultation Payments on IRS Form 1099. Meek shall pay any and all taxes, interest and penalties with respect to the Consultation Payments and those Consulting Services contemplated by this Agreement after the Resignation Date herein, and shall indemnify and hold the Company harmless from any and all liability with regard thereto.

5.          Consulting Obligation.  In consideration of the Consultation Payments, Meek shall provide continuing Consulting Services to the Company at the direction of the Board of Directors of the Company and the CEO or their designates during the Consulting Period.  The Consulting Services shall not exceed ten (10) hours per week on average at times and in manners as may be mutually agreed. Meek’s consulting will be provided in good faith and be primarily aimed at assisting the Company in transitioning Meek’s previous duties and responsibilities to his functional successor or successors. The consulting will include providing advice and counsel to the Company and Board as requested on an ongoing basis and may include the assignment of specific tasks and functions related thereto. The Consulting Services are expected to be provided to the Company within Marion County, Indiana. However, to the extent any such consulting requires incidental travel or other reasonable business expenses to be incurred by Meek, the Company and Meek agree to work in good faith to set out the parameters of the travel, and the Company will reimburse Meek or provide arrangements or payment for such travel and business expenses in advance. Meek shall also provide his reasonable cooperation in connection with any litigation or administrative proceeding or investigation to which the Company is a party, unless Meek is advised by counsel that his cooperation would present a conflict of interest, be unlawful, or otherwise be adverse to his interests.

6.          Confidentiality.  Meek covenants and agrees that he will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to his legal counsel, financial advisors, and his immediate family.

7.          Non-disparagement.   Meek agrees that neither he nor members of his immediate family shall engage in any disparagement of the Releasees, or their respective officers, directors, employees and agents.  The Company agrees that it shall not engage in any disparagement of Meek.

8.          Non-Disclosure of Trade Secret and Confidential Information.  During his employment with the Company, Meek has had access to confidential, proprietary and/or trade secret information ("Proprietary Information") of the Company, its subsidiaries, affilitates and divisions (the Company, its subsidiaries, affiliates and divisions being collectively referred to herein as the “Celadon Group of Companies”).  For the avoidance of doubt, Prosair Technologies LLC shall not be included within the definition of “Celadon Group of Companies.” The Parties acknowledge that the Company is and will at all times remain the exclusive owner of the Proprietary Information.  Given the position Meek held with the Company, and the potentially sensitive and/or private nature of this Proprietary Information, Meek acknowledges and agrees that he will not directly or indirectly use or disclose the Proprietary Information outside of the Company for Twenty - Four (24) months after April 28, 2017, without the express written permission of the Chief Executive Officer of the Company.  "Proprietary Information" is defined to mean all materials and information (whether written or not) about the Celadon Group of Companies’  services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; and other business aspects of the Celadon Group of Companies which are not generally known and accessible to the public at large or which provide the Celadon Group of Companies with a competitive advantage.  For the avoidance of doubt, Proprietary Information shall not include any services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; and other business aspects to the extent the rights thereto are sold by Prosair Technologies LLC as part of an asset sale.

9.          Acknowledgment by Company; and Non-Competition.  Company acknowledges that Meek (prior to the execution of this Agreement) was not party to any non-competition, non-disclosure or non-solicitation agreement with the Company and that the limitations as described herein are expressly bargained for and material consideration for the Parties to execute this Agreement. Meek warrants and represents that for a period of Twelve (12) months from April 28, 2017 that he will not, directly or indirectly:

A.          Release to any person, firm or corporation in any manner whatsoever, any information obtained primarily as a result of his employment with the Company concerning any matters affecting or relating to the business of the Celadon Group of Companies, including, but not limited to, any customer lists or other information concerning the business of the Celadon Group of Companies, its manner of operation, its plans, practices, processes or other data, without regard to whether all of the foregoing matters will be deemed confidential, material or important. The Parties agree that nothing in this Section 9(A) limits the restrictions set forth in Section 8 of this Agreement; or

B.          Call or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any of the customers of the Celadon Group of Companies of whom Meek obtained knowledge, became acquainted with or whose information Meek had access to as a result of his employment with the Company. The Parties agree that Prosair

Technologies LLC and its affiliates are excluded from this Section 9(B) of this Agreement; or

C.          Call on or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any person, firm or corporation which was a customer of the Celadon Group of Companies in the Twelve (12) months preceding Meek’s Resignation Date. The Parties agree that Prosair Technologies LLC and its affiliates are excluded from this Section 9(C) of this Agreement; or

D.          Make known to any person, firm or corporation, either directly or indirectly any of the plans, financial information, sales and marketing information, or potential undertakings of the Celadon Group of Companies. The Parties agree that nothing in this Section 9(D) limits the restrictions set forth in Section 8 of this Agreement; or

E.          Engage in any employment or business activity that is in competition or is reasonably expected to be in competition with the Celadon Group of Companies or which performs services or sells goods or services which are similar to those provided or sold by the Celadon Group of Companies, except that Meek shall be free to participate in the transportation of materials provided that (i) they are not transported in containers, refrigerated or dry van equipment or (ii) the Company has provided specific written consent prior to the effective date herein; or

F.          Solicit or attempt to hire, for himself or any other person, any of the Celadon Group of Companies’ employees, independent contractors or to attempt to or encourage any of the Celadon Group of Companies’ employees or independent contractors to terminate their employment, or business relationship, with the Celadon Group of Companies.  The Company agrees that any employee who is terminated by the Celadon Group of Companies, voluntarily leaves the employ of the Celadon Group of Companies without the direct or indirect solicitation of Meek, or is party to (via an ownership interest) the anticipated asset sale of Prosair Technologies LLC shall not be subject to the provisions of this Section 9(E).

For purposes of 9(B), 9(C) and 9(E) above, Meek discloses that he is part owner of an entity which intends to purchase the assets of Prosair Technologies LLC.  The Company acknowledges this interest and recognizes and acknowledges that there are or may be significant overlap of customers, or suppliers with the Celadon Group of Companies and that the entity may provide its ‘Freight Rover’ product and associated services to competitors of the Celadon Group of Companies.  Company agrees that Meek’s interests and activities as described herein, to the extent they are consistent with the nature, scope and magnitude of such interests and activities as existing by Prosair Technologies LLC and conducted as of the date hereof (consistent with ordinary course and past practice) do not violate this Agreement.

10.          Remedies for Breach of Covenants by Meek.   In the event that Meek breaches the provisions in any of the sections 2, 3, and 5 - 9 above, the Parties hereby agree that the Company, in addition to any other right or remedy available to it in law or equity, will have the following additional  right and remedy.  Since the damages to the Company resulting from a breach by Meek of sections 2, 3, 5 - 9 above could not adequately be compensated by money damages, the Company shall also be entitled to an injunction restraining such breach or threatened breach, and in any case, no bond or other security shall be required in connection therewith except as provided by law.  Meek agrees that the provisions of sections 2, 3, 5 - 9 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in sections 2, 3, 5 - 9 shall be deemed invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and, in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

11.          Remedies for Breach of Covenants by the Company. In the event that the Company breaches section 4 above, the Parties agree that Meek shall have any right or remedy available to him in law or equity for redress of his grievances.

12.          Return of Property.  Meek warrants and represents that he will return to the custody of the Company property and Proprietary Information, as well as all copies thereof, that were in his possession, custody, or control, by no later than May 5, 2017.  This includes all tangible personal property (such as keys, access keys, telephones, computers, credit cards, equipment, company car, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references the Celadon Group of Companies and which was provided by the Company or obtained as a result of Meek’s employment with the Company.

13.          Construction.  The fact that one Party drafted this Agreement or any specific provision hereof shall not be construed against either Party.  The Parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither Party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either Party.  Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

14.          Non-reliance on Other Statements or Promises.  Meek represents and acknowledges that in executing this Agreement, he does not and has not relied on any representation or statement by the Company or its agents, except the statements that are contained within this Agreement.

15.          Mutual Cooperation.  The Parties agree to cooperate with each other in the preparation and execution of all documents and agree to perform any and all actions necessary to facilitate the completion of the responsibilities of the Parties under this agreement.

16.          Enforcement Costs.   If any legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover any reasonable attorney's fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

17.          Limitation of Remedies.   Meek acknowledges and agrees that the release and discharge granted by him in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Meek even in the event of a breach of any part of this Agreement by the Company.   In the event of any such breach by the Company, Meek acknowledges and agrees that his sole and exclusive remedy against the Company shall be limited to an action for breach of this Agreement and in no event shall any breach of this Agreement, of any nature or magnitude by the Company, entitle Meek to revoke or cancel this Agreement or any part thereof or to otherwise avoid and limit in any way the binding nature of the release and discharge as contained in this Agreement.

18.          Severability.  If any one or more of the provisions contained in this Agreement as to any of the Parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

19.          Binding Agreement.   The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Meek be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval  of the Company.

20.          Governing Law.  This Agreement shall be subject to and governed by the laws of  the State of Indiana.  The Parties agree to submit any dispute to jurisdiction before any Marion County, Indiana Court, and any claim arising under this Agreement may only be brought before the state or federal courts with jurisdiction over Marion County, Indiana.

21.          Headings.  Paragraph headings are included for ease of reference only, and shall have no effect on the meaning or construction of this Agreement.

22.          Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement.  It is herein agreed and acknowledged that each party to this Agreement shall bear its own costs and attorney fees incurred as of the date of this Agreement.

23.          Time for Consideration.  The Company and Meek acknowledge and agree that Meek has been offered seven (7) days to consider this Agreement, and that he has consulted with his own attorney prior to executing this Agreement.

24.          Advice Concerning Attorney, Understanding and Voluntariness.  MEEK REPRESENTS AND AGREES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS SOUGHT AND RECEIVED THE ADVICE OF COUNSEL, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

CELADON GROUP, INC.		WILLIAM E. MEEK

/s/ Ken Core		/s/ William E. Meek

Ken Core –VP & Secretary		William E. Meek

Dated:	5/12/17	Dated:	5/12/17

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